EXHIBIT 5
OPINION AND CONSENT OF COUNSEL

August 28, 2007

True North Energy Corporation
2 Allen Center
1200 South Street, 16th Floor
Houston, TX 77002

Gentlemen:

We have examined the registration statement on Form S-8 of True North Energy Corporation, a Nevada corporation (the “Registrant”), to be filed with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 33,334 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), under the Consulting Agreement with Constance Knight, dated as of April 15, 2007 (the “Knight Consulting Agreement”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Knight Consulting Agreement.

We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Knight Consulting Agreement will be legally and validly issued, fully-paid and non- assessable.

We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.
Very truly yours,

GOTTBETTER & PARTNERS, LLP

/s/ Gottbetter & Partners, LLP